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October 11, 2006

Board of Trustees
ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re: ING Equity Trust, on behalf of ING Fundamental Research Fund

Dear Ladies and Gentlemen:

We have acted as counsel to ING Equity Trust, a Massachusetts business trust (the "Trust"), and we have a general familiarity with the Trust's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by ING Fundamental Research Fund, a series of the Trust, of the assets of ING Disciplined LargeCap Fund, another series of the Trust, which are being registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Trust with the U.S. Securities and Exchange Commission. We note that as of the date of this opinion, the Board of Trustees of the Trust has authorized for issuance Class A, Class B and Class C shares of ING Fundamental Research Fund.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the authorized shares of beneficial interest of ING Fundamental Research Fund being registered under the Securities Act of 1933, as amended, in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust when issued in connection with the transfer of the assets of ING Disciplined LargeCap Fund pursuant to the terms of the Agreement and Plan of Reorganization included in this Registration Statement.

U.S. Austin Boston Charlotte Harrisburg Hartford New York Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC EUROPE Brussels London Luxembourg Munich Paris

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[Dechert LLP LOGO]                                              October 11, 2006
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We hereby consent to use of this opinion as an exhibit to the Registration
Statement and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,


/s/ Dechert LLP

Dechert LLP